JOY GLOBAL INC.	News Release

Contacts:
	Joy Global - Donald C. Roof Chief Financial Officer 414-319-8517	FRB|Weber Shandwick - Georganne Palffy Analyst Contact 312-640-6768

Joy Global Inc. Announces Operating Results
for FIRST Quarter 2003

  Surface mining net sales up 22% over 1Q/02; increased shovel orders booked
  Continued focus on driving cash flow with cash balances up $28 million
  1Q/03 EBITDA of $ 11 million vs. $22 million in 1Q/02
  First quarter operating loss of $3 million vs. $45 million operating loss last year
  Seasonally slow quarter further impacted by restrained domestic coal production
  New president installed at Joy Mining

Milwaukee, WI – February 28, 2003 – Joy Global Inc. (Nasdaq: JOYG), a worldwide leader in high-productivity mining solutions, today reported results for the first quarter ended February 1, 2003. Net sales for the quarter totaled $239 million, compared to sales in the first quarter of last year of $286 million. EBITDA, as defined below, amounted to $11 million for the quarter versus $22 million in the corresponding quarter last year. Lower sales volumes in the underground mining segment, due to continued weakness in the domestic coal industry, were partially offset by stronger sales in surface mining operations.

Operating losses in the first quarter of the current year totaled ($3) million, versus operating losses of ($45) million in the first quarter of fiscal 2002. Net losses in the first quarter of fiscal 2003 amounted to ($6) million, or ($.11) per fully diluted share. In the corresponding quarter last year, the net loss totaled ($29) million, or ($.58) per share. A comparison of operating earnings, net income and per share information for the first quarter with those for the corresponding period of fiscal 2002 is not meaningful, since all prior year amounts include numerous and significant reorganization and fresh-start accounting charges.

“Our first quarter results were basically consistent with the continued weakness in the coal and copper commodity markets that so many of our customers serve,” commented John Nils Hanson, Chairman, President and CEO. “Net sales were affected by the seasonal softness of our fiscal first quarter and weak original equipment sales. We expect that OEM orders will rebound as the coal and copper markets strengthen. The first signs of the rebound in domestic coal have appeared as the quarter ended. We are pleased that despite market conditions, we were able to drive cash balances up by an additional $28 million in the quarter.”

Joy Mining Machinery

Net sales for the first quarter in the underground operations at Joy Mining Machinery totaled $130 million, compared to sales in the first quarter of last year of $198 million. EBITDA, as defined below, amounted to $8 million for the current quarter versus $22 million in the corresponding quarter last year. Operating income was breakeven in the first quarter this year versus an operating loss of ($21) million in the corresponding quarter last year. Included in the prior year operating loss were fresh start inventory charges totaling $29 million. Sales and operating results in the first quarter of fiscal 2002 reflect the cyclical recovery of coal markets which was underway in the U.S. at that time.

“Operating results in our Joy Mining Machinery operations in the first quarter reflect the depressed production levels which continue in the domestic underground coal industry,” stated Mr. Hanson. “Total 2002 coal production in Appalachia, a primary market for us, fell 6% from 2001 levels. More importantly, despite a number of positive factors that bode well for domestic coal in the latter part of 2003, there is minimal data that normal production levels have resumed in this part of the country as of the end of our first quarter.”

“We were very pleased to announce the appointment of Mike Sutherlin as President of Joy Mining in January. Mike brings over 27 years experience with Varco International that will serve us well. He is a valuable addition to our executive team.”

P&H Mining Equipment

Net sales for the quarter in the surface mining operations at P&H Mining Equipment totaled $109 million, compared to sales in the first quarter of fiscal 2002 of $89 million. EBITDA, as defined below, amounted to $7 million for the quarter versus $5 million in the corresponding quarter last year. Operating income was $1 million in the first quarter this year versus an operating loss of ($20) million in the corresponding quarter last year. Included in the prior year operating loss were fresh start inventory charges totaling $17 million.

“Although some of the markets served by our surface operations’ customers remain depressed, there were some favorable signs in the quarter,” Mr. Hanson commented. “We maintained our leadership position in the market, booking all of the electric mining shovel orders to date in fiscal 2003. Equally compelling were shovel orders that will serve the copper mining industry, representing our first orders in almost two years in what has historically been our largest segment. Finally, we now have orders for the original equipment shovel inventory that prompted our temporary shutdown of shovel production last year. We anticipate greater stability in the 2003 production levels, even given that current build rates are lower than our historical production rates, as well as substantially less than our factory capacity following the completion of our current rationalization plan.”

Outlook

Commenting on the industry conditions, Mr. Hanson remarked, “Although there is little hard evidence of the start of a recovery in domestic coal markets, we did see signs of such a recovery in our first fiscal quarter. In the domestic coal markets, cold winter weather conditions, lower utility coal stockpiles, and higher natural gas prices are positive indicators for recovery in our underground business. However, this recovery might be slower than we anticipated last quarter. In our surface operations, we view the receipt of shovel orders in the copper market as positive, even though little evidence exists that copper prices overall will recover without a sustained economic recovery in the United States.”

Mr. Hanson stated, “The factors upon which we based our 12 month guidance in our December press release changed very little. Domestic coal production continues to be soft and aftermarket revenues did not increase in this market during the first quarter. Given this delay, operational results will not strengthen as rapidly as anticipated. We believe that sales in the range of $1.1-1.2 billion, and EBITDA in the range of $100-115 million are reasonable for the upcoming 12 months. We further believe that results in the second half of this guidance period will be stronger than actual results over the last two quarters. With depreciation and amortization expense estimated at approximately $52 million during this period, and the exclusion of restructuring charges from EBITDA, operating earnings are estimated in the range of $43-58 million.”

Hanson concluded, “Cash balances in the second quarter will likely decrease, given the funding of the minority interest acquisition in Australia and certain other periodic payments. However, we remain focused on driving cash flow and achieving higher returns on assets, despite soft operating conditions in both sides of our business. Given our strong balance sheet, untapped credit facility and ongoing rationalization activities, we feel we are in good stead to react decisively and opportunistically to a rebound in the coal and copper markets when it occurs.”

First Quarter Conference Call

Management will discuss first quarter 2003 results on a conference call to be held at 11:00 AM EDT on February 28, 2003. Investors and interested parties may participate on the call by dialing 800-649-5127 in the U.S., and 706-679-0637 elsewhere, both with an access code 8491161#. A rebroadcast of the call will be available until the close of business on March 14, 2003 by dialing 800-642-1687 or 706-645-9291, access code 8491161#. Additionally, a webcast of the call will be accessible until March 31, 2003 on the Joy Global Inc. web site at: http://www.joyglobal.com/investorrelations/confcalls.jsp.

About The Company

Joy Global Inc. is a worldwide leader in manufacturing, servicing and distributing equipment for surface mining through its P&H Mining Equipment division and underground mining through its Joy Mining Machinery division.

EBITDA is defined as income from operations before deducting net interest expense, income taxes, depreciation and amortization, and before fresh start and restructuring charges. EBITDA is not a substitute for operating income, net income and cash flow from operating activities as determined in accordance with generally accepted accounting principles as a measure of profitability or liquidity. It is presented as additional information because management believes it a useful indicator of our operating results and our ability to meet debt service requirements. Because EBITDA is not calculated identically by all companies, the presentation herein may not be comparable to similarly titled measures of other companies. A reconciliation from operating income computed under GAAP to EBITDA is presented in the table accompanying this release.

Forward Looking Statements

The forward-looking statements in this press release are based on our current expectations and are made only as of the date of this press release. We undertake no obligation to update forward-looking statements to reflect new information, future events or otherwise. We cannot assure you the projected results or events will be achieved. Because forward-looking statements involve risks and uncertainties, they are subject to change at any time. Such risks and uncertainties, many of which are beyond our control, include: the cyclical nature of our original equipment businesses and the high costs of our manufacturing operations that can result in the under- or over-absorption of manufacturing expenses; the large size and cost of our products that means that the timing of individual orders and shipments can cause fluctuations in our operating results; our significant international operations are subject to many uncertainties, meaning that a reduction in international sales or unfavorable change in foreign exchange rates could have a material adverse effect on our financial results; the highly competitive environment that we operate in means that the actions of our competitors can affect our financial performance; regulations affecting the mining industry or electric utilities may adversely impact demand for our products; the need to comply with covenants in our debt agreements and our level of indebtedness may limit cash flow available to invest in the ongoing needs of our businesses; our growth may be hindered if we are unable to retain qualified employees; and other risks, uncertainties and cautionary factors set forth in our public filings with the Securities and Exchange Commission.

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JOY GLOBAL INC.
UNAUDITED SUMMARY FINANCIAL INFORMATION
(In thousands)

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INCOME STATEMENT SUMMARY:	Quarter ended

	February 1,	February 2,
	2003	2002

Net Sales
Underground Mining Machinery	$130,485	$197,518
Surface Mining Equipment	108,676	88,853

Total Sales	$239,161	$286,371
.
Operating Income (Loss)
Underground Mining Machinery	$(35)	$(20,619)
Surface Mining Equipment	1,065	(19,532)
Corporate Expenses	(4,312)	(4,529)

Operating Income (Loss)	$(3,282)	$(44,680)
.
Net Income (Loss)	$(5,527)	$(29,135)

Earnings (Loss) Per Share
Reported Diluted EPS	$(0.11)	$(0.58)
Effect of Fresh-Start Inventory Adjustment (1)	-	0.55
Elimination of Minority Interest	-	0.01

Adjusted Earnings (Loss) Per Share (2)	$(0.11)	$(0.02)

Average Number of Shares Outstanding	50,228	50,000

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RECONCILIATION OF OPERATING INCOME TO EBITDA:	Quarter ended

	February 1,	February 2,
	2003	2002

Underground Mining Machinery
Operating Income (Loss)	$(35)	$(20,619)
Depreciation	4,906	4,960
Amortization	2,932	8,502
Fresh-Start Inventory Adjustment	-	29,069

Underground Mining Machinery EBITDA	$7,803	$21,912
.
Surface Mining Equipment
Operating Income (Loss)	$1,065	$(19,532)
Depreciation	4,177	4,354
Amortization	1,079	2,726
Fresh-Start Inventory Adjustment	-	17,363
Restructuring Charges	1,177	-

Surface Mining Equipment EBITDA	$7,498	$4,911
.
Consolidated
Operating Income (Loss)	$(3,282)	$(44,680)
Depreciation	9,127	9,366
Amortization	4,011	11,228
Fresh-Start Inventory Adjustment	-	46,432
Restructuring Charges	1,177	-

Consolidated EBITDA	$11,033	$22,346

     NOTES:

     (1) Calculation is based on gross amount of the inventory adjustment net of effective tax rate of 40%.

     (2) Adjusted EPS shown excludes any positive effects from the elimination of increased depreciation and amortization expense arising from the application of fresh-start accounting, or the benefits of available net operating losses in determining cash vs. book taxes.

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	Balance as of

	February 1,	November 2,
BALANCE SHEET DATA:	2003	2002

Cash and Cash Equivalents	$98,485	$70,906
Accounts Receivable, net	162,879	171,534
Inventories	427,309	418,557
Total Current Assets	728,433	700,107
Total Property, Plant and Equipment, net	227,267	233,174
Intangible Assets, net	188,543	190,541
Total Assets	1,275,234	1,257,339
Current Debt	3,540	3,032
Total Current Liabilities	338,250	317,405
Long-Term Debt	215,017	215,085
Shareholders' Equity	354,319	350,616
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BACKLOG DATA:
.
Underground Mining Machinery	$162,833	$126,186
Surface Mining Equipment	131,387	130,761

Total Backlog	$294,220	$256,947
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	Quarter ended

	February 1,	February 2,
CASH FLOW DATA:	2003	2002

Depreciation and Amortization (1)	14,025	21,450
Changes in Working Capital Items	9,234	(20,195)
Capital Expenditures	2,708	3,328
Cash Interest Paid	892	4,714
Cash Taxes Paid	4,777	4,706
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BOOKINGS DATA:
.
Underground Mining Machinery	$167,132	$203,776
Surface Mining Equipment	109,302	97,144

Total Bookings	$276,434	$300,920

     NOTES:

     (1) Including the amortization of financing fees.